Filed Pursuant to Rule 424(b)(3)

Registration No. 333-290418

MOLECULIN BIOTECH, INC.

Up to 64,864,864 Shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders (the “Selling Stockholders”) identified in this prospectus under the caption “Selling Stockholders,” of up to 64,864,864 shares of our common stock upon the exercise of certain warrants with an exercise price of $0.55 per share (the “Warrants”) issued to the Selling Stockholders in a warrant inducement transaction.

See “Prospectus Summary – August 2025 Warrant Inducement Offer” for additional information regarding the Warrants.

We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. Each Selling Stockholder is responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of its shares.

Our common stock is listed on the Nasdaq Stock Market and traded under the symbol “MBRX.” On September 16, 2025, the closing price of the common stock, as reported on Nasdaq was $0.38 per share. There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the Warrants on any national securities exchange.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 6 of this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 30, 2025

ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 6 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated herein by reference and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under “Risk Factors” beginning on page 6 of this prospectus, the information incorporated herein by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. All references in this prospectus to “we,” “us,” “our,” “MBRX,” the “Company” and similar designations refer to Moleculin Biotech, Inc., unless otherwise indicated or as the context otherwise requires.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our Company

We are a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs for hard-to-treat cancers and viruses. We have three core technologies, each of which have had one or more drugs successfully complete a Phase 1 clinical trial, based substantially on discoveries made at and licensed from the University of Texas MD Anderson Cancer Center (MD Anderson) in Houston, Texas. Three of our six drug candidates have shown human activity in clinical trials and are currently or have been in Phase 1B/2 or Phase 2 clinical trials. Since our inception and as of March 2024, our drugs have completed, are currently in, or have been permitted to proceed in, thirteen clinical trials. Annamycin is our lead molecule and is in three Phase 1B/2 clinical trials - one for treating Acute Myeloid Leukemia (AML) and two for treating Soft Tissue Sarcoma metastasized to the lungs (STS lung metastases, STS lung mets, or Advanced STS).

One of our core management beliefs is that anthracyclines represent the most important treatment for AML and Advanced STS, and we believe Annamycin may, for the first time ever, allow a majority of these patients to benefit from this treatment. This belief leads us to currently focus mainly on the development of Annamycin.

Recent Developments

August 2025 Warrant Inducement Offer

On August 27, 2025, we entered into a warrant exercise inducement offer letter (the “Inducement Letter”) with holders of certain existing warrants (the “Holders”) to purchase up to 16,216,216 shares of our common stock with an exercise price of $0.37 per share (the “Existing Warrants”).

Pursuant to the Inducement Letter, the Holders agreed to exercise the Existing Warrants, and we agreed to issue the Holders new warrants to purchase up to a number of shares of our common stock equal to 400% of the number of shares of our common stock underlying the exercised Existing Warrants, comprised of new Series F warrants to purchase up to 64,864,864 shares of our common stock (the “Warrants” and the shares of our common stock underlying the Warrants, the “Inducement Warrant Shares”) with an exercise term of five years from the initial exercise date.

Each Warrant has an exercise price of $0.55 per share, will be exercisable upon the receipt of shareholder approval of the issuance of the Inducement Warrant Shares, and may be exercised for a period of five years from such approval. If while the Inducement Warrants are outstanding, we issue or sell, or are deemed to have issued or sold, any common stock and/or common stock equivalents other than in connection with certain exempt issuances, at a purchase price per share less than the exercise price of the Warrants in effect immediately prior to such issuance or sale or deemed issuance or sale, then immediately after such issuance or sale or deemed issuance or sale, the exercise price of the Warrants then in effect will be reduced to an amount equal to the new issuance price, subject to a floor price of $0.11. If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our common stock and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days commencing on the date of such event is less than the exercise price of the Warrants then in effect, then the exercise price of the Warrants will be reduced to the lowest daily volume weighted average price during such period, subject to a floor price of $0.11.

The Warrants may only be exercised on a cashless basis if there is no registration statement registering, or the prospectus contained therein is not available for, the resale of the shares of common stock underlying the Warrants by the Holders. The Holders of an Warrant may not exercise any such warrants to the extent that such exercise would result in the number of shares of common stock beneficially owned by such Holders and its affiliates exceeding 4.99% or 9.99% (at the election of the Holders) of the total number of shares of common stock outstanding immediately after giving effect to the exercise, which percentage may be increased or decreased at the Holders’ election not to exceed 9.99% (the “Beneficial Ownership Limitation”). In the event of certain fundamental transactions (as defined in the Warrants), the Holders of the Warrants will have the right to receive the Black Scholes value of the Warrants calculated pursuant to a formula set forth in the Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the Holders of common stock.

We agreed to file a registration statement on Form S-3 providing for the resale of the Inducement Warrant Shares issuable upon the exercise of the Warrants (the “Resale Registration Statement”), on or before September 26, 2025, and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC by October 24, 2025 and to keep the Resale Registration Statement effective at all times until no Holders of the Warrants own any Inducement Warrant Shares. This prospectus forms a part of the Resale Registration Statement we agreed to file.

Corporate Information

Our principal executive office is located at 5300 Memorial Drive, Suite 950, Houston, Texas 77007. Our website address is www.moleculin.com. Information contained in, or accessible through, our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only.

Risks Affecting Our Company

In evaluating an investment in our securities, you should carefully read this prospectus and especially consider the factors incorporated by reference in the sections titled “Risk Factors” commencing on page 6 of this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2024, incorporated by reference herein.

The Offering

Common stock offered by Selling Stockholders:	Up to 64,864,864 shares of common stock
Shares of common stock outstanding as of September 16, 2025:	49,498,576
Use of proceeds:

We will not receive any of the proceeds from any sale of the shares of common stock by the Selling Stockholder. We will receive proceeds only upon any cash exercises of the Warrants, if any. See “Use of Proceeds.”

Risk factors:

An investment in our securities involves substantial risk. You should read carefully the “Risk Factors” section on page 6 of this prospectus, and under similar headings in the other documents incorporated by reference into this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq Capital Market symbol:

Our common stock is listed on the NASDAQ Stock Market under the symbol “MBRX”. There is no established public trading market for the Warrants, and a market will likely never develop. The Warrants are not and will not be listed for trading on the NASDAQ Stock Market, any other national securities exchange or other nationally recognized trading system.

RISK FACTORS

Before making an investment decision, in addition to the risks set forth below, you should consider the “Risk Factors” included under Item 1A. of our most recent Annual Report on Form 10-K and in our updates to those Risk Factors which are incorporated by reference in this prospectus, as updated by our future filings with the SEC. The market or trading price of our common stock could decline due to any of these risks. In addition, please read “Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to this Offering

The number of shares being registered for resale is significant in relation to the number of our outstanding shares of common stock.

We have filed a registration statement of which this prospectus is a part to register the shares offered hereunder for sale into the public market by the selling stockholders. These shares represent a large number of shares of our common stock, and if sold in the market all at once or at about the same time, could depress the market price of our common stock during the period the registration statement remains effective and could also affect our ability to raise equity capital.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, and the documents we incorporate by reference, contain forward-looking statements within the meaning of the federal securities laws. You should not rely on forward-looking statements in this prospectus, and the documents we incorporate by reference. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. This prospectus, and the documents we incorporate by reference, may also contain forward-looking statements attributed to third parties relating to their estimates regarding the markets we may enter in the future. All forward-looking statements address matters that involve risk and uncertainties, and there are many important risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus, and the documents we incorporate by reference.

You should also carefully consider the statements under “Risk Factors” and other sections of this prospectus, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the Selling Stockholders identified herein. We will not receive any of the proceeds from the sale of these shares.

We will receive proceeds from any cash exercise of the Warrants, which, if exercised in cash with respect to all of the 64,864,864 shares of common stock underlying the Warrants, would result in gross proceeds to us of a maximum of $35.7 million.

We intend to use any proceeds received by us from the cash exercise of the Warrants for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the cash exercise of the Warrants. Accordingly, our management will have broad discretion in the timing and application of these proceeds. The holders of the Warrants may exercise the Warrants at their own discretion and at any time until their expiration subject to and in accordance with the terms of the Warrants. As a result, we cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. In addition, the Warrants are exercisable on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of shares of common stock for which the Warrants are exercisable. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants.

SELLING STOCKHOLDERS

The 64,864,864 shares of common stock being offered by the Selling Stockholders consist of 64,864,864 shares of common stock issuable to the Selling Stockholders upon exercise of the Warrants. For additional information regarding the Warrants, see “Prospectus Summary – August 2025 Warrant Inducement Offer” above. We are registering the shares of common stock in order to permit the Selling Stockholders and any of their pledgees, assignees and successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of such shares of common stock in the manner contemplated under the section entitled “Plan of Distribution” in this prospectus (as may be supplemented and amended).

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholders identified in the first column, based on its ownership of shares of common stock and warrants as of September 16, 2025. The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders, which consists of the shares of common stock underlying the Warrants.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock as of a date if the person has or shares with others the right to vote those shares or to dispose of them on that date, or if the person has the right to acquire voting or disposition rights within 60 days of that date. Percentage of beneficial ownership is calculated based on 49,498,576 shares of common stock outstanding as of September 16, 2025. All amounts in the table below include shares of our common stock issuable upon exercise of stock options, warrants, or other securities that are exercisable or convertible within 60 days of September 16, 2025, and assume the full exercise of the Warrants, and other warrants, as applicable, held by the Selling Stockholders on that date, without regard to any limitations on exercises.

This prospectus covers the resale of the sum of the maximum number of shares of common stock issuable upon exercise of the Warrants as if such warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination, and all subject to adjustment as provided in the applicable warrant, and without regard to any limitations on the exercise of any warrant. The fourth column assumes the sale of all of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Warrants held by Selling Stockholders, a Selling Stockholder may not exercise any such warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and fourth column reflects this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

We cannot predict when or if the Selling Stockholders will exercise the Warrants, and following any such exercise, we do not know how long a Selling Stockholder will hold the shares before selling them. We currently have no agreements, arrangements or understandings with any Selling Stockholder regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the Selling Stockholders. As a result, we cannot estimate the number of shares of common stock any Selling Stockholder will beneficially own after termination of sales under this prospectus. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock since the date on which it provided information for this table.

Neither the Selling Stockholders, nor any persons having control over the Selling Stockholders, have held any position or office with us or our affiliates within the last three years or have had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares, warrants or other securities.

Column 1	Column 2	Column 3	Column 4
	Shares Beneficially Owned Prior to this Offering	Maximum Number of Shares to be Sold	Shares Beneficially Owned After this Offering
Name of Selling Stockholder		Pursuant in this Offering	Number of Shares	Percent of Class

District 2 Capital Fund LP (1)	2,599,561	8,108,108	3,006,681	4.99%
Bigger Capital Fund, LP (2)	2,599,561	8,108,108	1,832,214	3.08%
Armistice Capital Master Fund Ltd. (3)	2,599,561	16,216,216	3,450,226	4.99%
Sabby Volatility Warrant Master Fund Ltd. (4)	2,599,561	16,216,216	3,384,000	4.99%
Hudson Bay Master Fund Ltd. (5)	2,599,561	16,216,216	3,451,045	4.99%

*Less than 1%.

(1) District 2 Capital Fund LP (“District 2”) beneficially owns: (i) Warrants to purchase 8,108,108 shares of common stock; (ii) 344,527 shares of common stock; and (iii) additional warrants to purchase 3,432,214 shares of common stock. The securities may be deemed to be beneficially owned by Michael Bigger, Managing Member of the general partner of District 2. The Warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(2) Bigger Capital Fund, LP (“Bigger Capital”) beneficially owns: (i) Warrants to purchase 8,108,108 shares of common stock; and (ii) additional warrants to purchase 1,832,214 shares of common stock. The securities are directly held by and may be deemed to be beneficially owned by Michael Bigger, Managing Member of the general partner of Bigger Capital. All of the warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(3) Armistice Capital Master Fund Ltd. beneficially owns: (i) Warrants to purchase 16,216,216 shares of common stock; (ii) 15,662 shares of common stock; and (iii) additional warrants to purchase 41,279,839 shares of common stock. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4) Sabby Volatility Warrant Master Fund Ltd. beneficially owns: (i) Warrants to purchase 16,216,216 shares of common stock; (ii) 1,316,958 shares of common stock; and (iii) additional warrants to purchase 6,803,233 shares of common stock. Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. All of the warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(5) Hudson Bay Master Fund Ltd. beneficially owns: (i) Warrants to purchase 16,216,216 shares of common stock; and (ii) additional warrants to purchase 6,864,428 shares of common stock. All of the warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable to the Selling Stockholders to permit the resale of these shares of common stock by the Selling Stockholders and any of their pledgees, assignees and successors-in-interest from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock. We will bear all fees and expenses incident to the registration of the shares of common stock.

The Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Stockholders may use any one or more of the following methods when selling shares:

●     ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●     block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●     purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●     an exchange distribution in accordance with the rules of the applicable exchange;

●     privately negotiated transactions;

●     settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●     broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●     through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●     a combination of any such methods of sale; and

●     any other method permitted pursuant to applicable law.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this registration statement, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable rules of the Financial Industry Regulatory Authority, or FINRA.

In connection with sales of the shares of common stock or otherwise, and unless limited by any contractual arrangements with us, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume and the Selling Stockholders may also sell shares of common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the Selling Stockholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Stockholders have been advised that they may not use shares registered pursuant to this registration statement to cover short sales of our common stock made prior to the date the registration statement is declared effective by the SEC.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this registration statement or any amendment to this registration statement under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this registration statement. The Selling Stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this registration statement.

The Selling Stockholders and any broker-dealer or agents participating in the distribution of the shares of common stock offered hereby may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including without limitation, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each Selling Stockholder has informed us that it is not a registered broker-dealer. Upon being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with in all respects.

Each Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Stockholder will pay all underwriting discounts and selling commissions, if any, and any legal expenses incurred by it. We may indemnify the Selling Stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the agreements with the Selling Stockholders, or the Selling Stockholders may be entitled to contribution.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by ArentFox Schiff LLP, Washington, DC.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to, or statements regarding, any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Each of these references and statements is qualified in all respects by this reference.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available free of charge to the public on the SEC’s website at http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, our website (www.moleculin.inc) under the heading “Investors.” The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.

We incorporate by reference in this prospectus the documents and filings (other than current reports, or portions thereof, furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that: (i) are listed below; (ii) are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part prior to effectiveness of such registration statement; and (iii) we file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus have been sold or the offering is otherwise terminated; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

●       our Annual Report on Form 10-K for the year ended December 31, 2024 (filed on March 21, 2025), as amended on Form 10-K/A (filed on April 18, 2025), and as further amended on Form 10-K/A (filed on April 30, 2025);

●       our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 (filed on May 13, 2025), and for the quarter ended June 30, 2025 (filed on August 12, 2025);

●       our Current Reports on Form 8-K filed on February 10, 2025; February 13, 2025; February 26, 2025; April 9, 2025; April 25, 2025; May 9, 2025; May 23, 2025; June 4, 2025; June 18, 2025; June 23, 2025; June 27, 2025; July 11, 2025; August 18, 2025; August 27, 2025; and August 29, 2025 (other than Item 7.01 thereof);

●       our Definitive Proxy Statement on Schedule 14A filed on July 8, 2025; and

●       the description of our common stock, par value $0.001 per share contained in Exhibit 4.10 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on March 24, 2022, including any amendments thereto or reports filed for the purposes of updating this description.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Moleculin Biotech, Inc.

5300 Memorial Drive, Suite 950

Houston, Texas 77007

Attention: Corporate Secretary

713-300-5160

The documents incorporated by reference may be accessed at our website at www.moleculin.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.